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BANK OF AMERICA 2020 HUMAN CAPITAL MANAGEMENT REPORT Published October 2020

Table of contents 1A letter from Chairman and CEO Brian Moynihan 2Being a great place to work: The foundation to how we drive responsible growth 4Coming together to address a global health crisis 7Setting the tone at the top through oversight by our Board of Directors 8Being a diverse and inclusive workplace 15Attracting and developing exceptional talent 20Supporting teammates’ physical, emotional and financial wellness 24Recognizing and rewarding performance 26Recognition 27Appendix What would you like the power to do?® At Bank of America, we ask this question every day of all those we serve. It is at the core of how we live our values, deliver our purpose and achieve responsible growth. Our values Deliver together Act responsibly Realize the power of our people Trust the team Our purpose To help make financial lives better, through the power of every connection Responsible growth We must grow and win in the market — no excuses We must grow with our customer-focused strategy We must grow within our risk framework We must grow in a sustainable manner by: Driving operational excellence Sharing our success Being a great place to work Eight lines of business Serving the core financial needs of people, companies and institutional investors through eight lines of business BANK OF AMERICA

1 2020 HUMAN CAPITAL MANAGEMENT REPORT A letter from Chairman and CEO Brian Moynihan In what has been one of the most eventful periods in modern history, our focus on responsible growth has enabled us to be a trusted source of support, strength and expertise for our employees, clients, shareholders and communities. This is possible only because of our more than 200,000 teammates living and working in the U.S. and around the world. Last year, we introduced our Human Capital Management Report to provide greater clarity and transparency in how we make our company a great place to work and support our teammates and their families. This report has helped our shareholders and other stakeholders better understand our employee practices. It also serves as a baseline by which we can show the progress we continue to make in supporting our teammates who serve our clients and communities every day. Since our initial report, we have taken extensive steps to care for the health and safety of our teammates during the current health crisis, including expanding and enhancing employee benefits and resources. We have built on our efforts to ensure a diverse and inclusive workplace, and have seen increases in diverse representation in nearly every area. And, we continue to make long-term investments in support of racial equality and economic opportunity, including a $1 billion, 4-year commitment to advance work underway to create opportunities for people and communities of color. With this year’s report, we provide the latest updates in all we do to invest in our teammates, which will always be core to who we are and how we deliver responsible growth and help make financial lives better for all those we serve. Thank you.

2 BANK OF AMERICA Being a great place to work: The foundation to how we drive responsible growth Our common focus on responsible growth produces sustainable results. Each day, our more than 200,000 teammates come together with a shared mission of driving responsible growth. This means: To grow — no excuses. To keep our customer at the center of what we do. To grow while staying within our risk framework. To grow in a sustainable manner. To be sustainable, our growth has to deliver on three things: 1. We drive operational excellence. This creates efficiencies and savings we invest back into improving our company and client experience, including investments in our technology, physical network and our people. 2. We share our success with our communities. This includes all we do to drive our environmental, social and governance (ESG) commitments and to achieve progress on societal priorities, including those broadly defined in the United Nations Sustainable Development Goals: clean/ renewable energy, gender equality, equal access to opportunities for prosperity and others. We do this through our philanthropy, financing and how we manage our own activities and expenses. 3. We have to be a great place to work for our teammates. Once again, we are publishing this Human Capital Management Report to highlight our work and progress in this area.

3 2020 HUMAN CAPITAL MANAGEMENT REPORT Our steadfast focus on being a great place to work sets us apart Each year, in our letter to shareholders and Annual Report, we share how our teammates deliver strong results for our clients and shareholders while continuing to address the needs and priorities of society through a disciplined focus on responsible growth. We know being a great place to work for our employees is core to our success, and in our Human Capital Management Report we provide detailed information about how our company supports our teammates and their families. In a year that has brought the biggest health and humanitarian crisis in our lifetime and a renewed movement for racial equality and economic opportunity, we have taken many broad-ranging steps, including: Supporting employee health and safety, including transitioning 85% of our employees to work from home; establishing on-site nurses in a number of offices where teammates are needed on-location; focusing efforts to care for teammates who self-identify as being at a high risk for the coronavirus; and providing face coverings and personal protective equipment, conducting enhanced cleanings and installing thousands of wellness barriers Expanding employee benefits, including no-cost coronavirus testing, no-cost virtual general medicine and behavioral health consults and mental health resources Launching innovative solutions to support teammates with childcare needs so they can continue to serve our clients and each other, including child and adult care reimbursement, resources for parents and students, and enhancing the remote learning capabilities for teammates’ children Committing to no coronavirus-related layoffs in 2020 Helping our teammates to have conversations on racial, social and economic injustices, with more than 165,000 employees participating in courageous conversations in the first half of the year alone Making a 4-year, $1 billion commitment to advance work underway to address critical issues associated with racial inequality and economic opportunity for people and communities of color, including healthcare, jobs, small businesses and housing This is in addition to the actions we take each year to make Bank of America a great place to work for our teammates, including: Diverse representation at all levels of our company, starting with a Board of Directors and management team that are nearly 50% diverse. Within the top three levels of our company, more than 40% are women and nearly 20% are people of color. And, in our wealth management business, for example, we have seen meaningful increases in the representation of women and people of color. Equal pay for equal work, with compensation received by women on average greater than 99% of that received by men, and compensation received by people of color on average greater than 99% of non-people of color teammates, as validated by third- party analysis Support for parents and parents-to-be in the U.S., including 16 weeks paid maternity, paternity and adoption leave; reimbursement for eligible adoption, fertility and surrogacy expenses; no cost expert support pre- and post-birth for new or future parents through pregnancy, adoption or surrogacy; and comprehensive childcare reimbursement programs Establishing a great starting wage. We have made regular increases over several years and most recently raised our minimum hourly rate of pay for U.S. teammates to $20 in the first quarter of 2020, one year earlier than planned. Sharing our success with our teammates. Over the past three years, we have awarded $1.6 billion in special compensation awards to approximately 95% of our teammates in recognition of efforts in driving responsible growth. We are pleased to provide additional detail about these areas — and more — in this report, and we look forward to continuing to share updates on the progress we are making against our human capital management metrics as part of our ongoing focus on delivering responsible growth.

4 BANK OF AMERICA Coming together to address a global health crisis We’re there for our teammates, clients and communities when they need us most. This year, teammates across our company have come together in new ways in response to the health and humanitarian crisis affecting individuals, families and business owners in the communities where we live and operate. Our company provides essential services to our clients and the economy, and — through our global presence and long-standing focus on addressing critical societal issues — is supporting relief efforts around the world. Supporting the health and safety of our teammates Since the coronavirus was first identified, we have taken many broad-ranging steps to protect all of our teammates. We quickly moved to transition about 85% of our employees to work from home, providing that opportunity to any teammate who identified as high-risk. For employees who identify as high-risk, many have been redeployed to roles they can perform remotely. For those who can’t work remotely, we continue to pay their wages and salaries. To ensure our employees maintain access to critical medical resources, we have provided no-cost telehealth resources with 24/7 virtual access to general medicine doctors and mental health specialists, home delivery service of preventative prescription medications with a temporarily-waived refill waiting period and no-cost coronavirus testing. To help address the personal impacts the environment has had on teammates and their families,

5 2020 HUMAN CAPITAL MANAGEMENT REPORT we have expanded our back-up childcare for employees in the U.S., including providing over 1.7 million days of back-up child and adult care and an investment of more than $200 million in child and adult care reimbursements through September to help offset costs for our teammates. • Additionally, we have provided a variety of resources to support parents and caregivers as their children return to school (whether in-person or virtually), including a dedicated back-to-school site with webinars, articles, weekly tips and discounts on computers, devices and school supplies. • We also have added new physical and mental health resources, such as training for stress management, resiliency and mindfulness — and provided additional vacation and personal day flexibility. We have expanded our dedicated team of Life Event Services (LES) specialists to provide personalized support to teammates impacted by the coronavirus, and we continue to offer 24/7 confidential counseling through our Employee Assistance Program (EAP) for teammates and their immediate family members. We have also taken specific actions to support the health of our thousands of teammates who continue to work from the office — in our financial centers, operations centers and trading floors — and to recognize all our employees are doing in support of our clients, including: Temperature checks, daily health screenings and on-site nurses at many of our sites. We will continue to expand these measures prior to additional employees returning to the office. Enhanced deep cleanings of our facilities, installing thousands of wellness barriers and putting physical distancing markings in place for our employees and clients Millions of face masks and gloves, as well as tens of thousands canisters of disinfectant wipes and hand sanitizer More than 23,000 employees reskilled and realigned to serve in new capacities and support our clients, including to help deliver financial relief programs — like the Paycheck Protection Program Special compensation programs, including supplemental pay, enhanced overtime pay and other special incentives for employees working in our offices and buildings to serve clients Transportation and meal subsidies, delivering more than three million meals to employees to-date These are just some examples of how we have supported our teammates and their families during this critical time. For more information on these and other programs and benefits we provide, see pages 20-23.

6 BANK OF AMERICA Delivering for our clients The impact our teammates have made is unquestioned. Employees around the world continue to provide advice, guidance and access to all our capabilities to help clients meet their financial needs. In particular, teammates have been proactively reaching out to clients across all businesses, including by sending millions of emails and placing outbound calls to Consumer & Small Business clients, holding thousands of calls, meetings and broadcasts to actively advise and connect with Wealth Management and Private Bank clients, and issuing proactive guidance and market insight from our BofA Global Research and Investment Insights teams through multiple channels, including virtual investor conferences. Our employees have also delivered critical financial relief for clients through our programs as well as efforts launched by the federal government. Specifically, we have helped 345,000 small business clients receive loans through the Small Business Administration’s Paycheck Protection Program — extending more than $26 billion to date — and processed more than $26 billion of Economic Impact Payments for clients. We have also processed nearly two million payment deferral requests. Investing in our communities Additionally, to help address the impact in our communities, we pledged $100 million toward medical supplies, food security and other vital support, and an additional $250 million to community dev elopment financial institutions (CDFIs) to provide more companies and not-for-profits access to important capital. In addition to all of this, in recognition of the broad and deep impact the humanitarian crisis is having on communities and people of color, we have made a $1 billion, 4-year commitment to accelerate work underway to help advance racial equality and economic opportunity — specifically focused on workforce development, health care, housing and small-business assistance. We also lowered the employee matching gift minimum to $1 and doubled our match for employee donations to 17 organizations through 2020. $100M toward medical supplies, food security and other vital support $250M to community development financial institutions (CDFIs) to provide more companies and not-for-profits access to important capital $1B 4-year commitment to accelerate work underway to help advance racial equality and economic opportunity “Our focus on being a great place to work has never been more important. While our teammates are focused on supporting our clients and communities, we’re focused on supporting them and their families, making sure they can be their best both at work and at home.” SHERI BRONSTEIN CHIEF HUMAN RESOURCES OFFICER

7 2020 HUMAN CAPITAL MANAGEMENT REPORT Setting the tone at the top through oversight by our Board of Directors Our Board of Directors oversees our corporate strategy. The Board is currently composed of 17 directors, 16 of whom are independent from management. Among other important duties, in exercising their responsibilities, the Board and its committees oversee: Management’s identification, measurement, monitoring and control of our risks, including compliance risk and conduct risk Our maintenance of high ethical standards and effective policies and practices to protect our reputation, assets and business Our establishment, maintenance and administration of appropriately designed compensation programs and plans Our ESG initiatives, which include our human capital management policies and practices Our Board and committees (which include Audit, Enterprise Risk, Compensation and Human Capital, and Corporate Governance, ESG and Sustainability) have a key role in the oversight of our culture, setting the tone at the top and holding management accountable for maintaining high ethical standards. They do this in a number of ways, including: Reviewing and providing oversight of our human capital management strategies, programs and practices, including diversity and inclusion (D&I) goals and progress Regularly requesting and receiving briefings from senior management on matters related to how we manage conduct risk, such as employee training and issue prevention, detection, escalation, management and reporting Holding management accountable for the timely escalation of issues for review with the Board and its committees Overseeing our incentive plan design and governance processes to provide an appropriate balance of risk and compensation outcomes Evaluating performance for executive officers across a range of factors, such as the manner in which results are achieved, accountability in driving a strong risk-management culture and a robust review of scorecards, including specific diversity metrics Meeting with key managers below the senior-most management level to assess for themselves how conduct and culture expectations are cascaded throughout our organization Reviewing our annual Employee Engagement Survey results, including the Engagement and Diversity & Inclusion indices Current Board Members11 CEO included in Board Members 47% Diverse 6 Women Directors 2 African-American Directors 1 Hispanic Director Bank of America is 1 of only 5 S&P 100 companies with 6 or more women on the Board22 As of October 7, 2020

8 BANK OF AMERICA Being a diverse and inclusive workplace We’re working together to advance racial equality and economic opportunity. In 2020, our teammates around the world have come together to build on the work already underway to drive progress in racial equality and economic opportunity in our communities. We firmly believe all employees should be treated with respect, live free of discrimination and be able to bring their whole selves to work. This is core to who we are as a company and how we drive responsible growth. This year, we have made several new commitments that build on our longstanding focus on these important issues, including a $1 billion, 4-year initiative to create opportunity for people and communities of color in the areas of health and healthcare, jobs/reskilling, support for small businesses and affordable housing. In September, we announced the first $300 million of that commitment will be directed to four key areas: jobs initiatives; community outreach and initiatives; Minority Depository Institutions (MDIs); and minority entrepreneurs, businesses and funds. We also announced a $25 million commitment to help fuel the launch of a new Smithsonian Institution initiative that explores how Americans understand, experience and confront race, its impact on communities and how that impact is shaping our future. Underpinning our efforts to advance racial equality and economic opportunity is our continued work to use our voice and our partnerships to convene and engage in important conversations that promote understanding and meaningful progress. Here you will see more about how we cultivate a diverse and inclusive workplace, support courageous conversations with all of our stakeholders and focus on partnerships that drive change and address critical challenges facing our communities.

9 2020 HUMAN CAPITAL MANAGEMENT REPORT Our commitment starts at the top with our Board of Directors and CEO Creating an inclusive environment starts at the top and extends to all teammates. Our Board, its committees and our CEO play a key role in the oversight of our culture, holding management accountable for ethical and professional conduct and a commitment to being a great place to work. CEO Since 2007, Brian Moynihan has chaired the Global Diversity & Inclusion Council — the chief governing body for our diversity and inclusion strategy. Management team members The management team sets the diversity and inclusion goals of the company. Each management team member has action-oriented diversity goals, which are subject to our quarterly business review process, used as part of talent planning and included in scorecards reviewed by the Board. Management team members cascade goals to ensure commitment and accountability across the company, as well as support and drive an inclusive work environment. Chief Diversity & Inclusion Officer We have a senior Human Resources executive who partners with the CEO and management team to drive our diversity and inclusion strategy, programs, initiatives and policies. The Global Diversity & Inclusion Council (GDIC) The Council promotes diversity goal setting, which is embedded in our performance management process and occurs at all levels of the organization. The GDIC consists of senior executives from every group and has been in place for over 20 years. The Council sponsors and supports business, operating unit and regional diversity and inclusion councils to ensure alignment to enterprise diversity strategies and goals. Our workforce must represent the communities we serve Global workforce We believe that achieving strong operating results — the right way — starts with our teammates, and w e know we must reflect the diversity of the clients and communities we serve. Our diversity makes us stronger, and the value we deliver as a company is strengthened when we bring broad perspectives together to meet the needs of our diverse stakeholders. 50% of our management team is diverse 32% of our management team are women 50% of our global workforce are women 45% of our U.S.-based workforce are people of color

10 BANK OF AMERICA We believe the routine disclosure of our workforce diversity metrics holds our management team accountable and ensures we are delivering on our commitment to increase representation. For many years, we have publicly shared our workforce diversity data, and we continued that in last year’s report. This year, we are highlighting the representation of Black/African- Americans and Hispanic/Latinos across our company, as well as sharing our full representation data on pages 27-28. Management levels We have built robust analytics and put processes in place at all levels of the company to drive progress and accountability. We measure diversity progress across our top three management levels, composed of more than 1,300 people in senior roles who are part of our executive talent management process and who fuel the pipeline for our management team. Managers We hold our more than 20,000 managers accountable for driving progress in diversity within their teams. We also provide opportunities for managers to sponsor and support rising talent to continue building our diverse workforce. Campus hires We are focused on building a strong, diverse talent pipeline of future leaders. Through recruitment efforts and partnerships, we’re attracting some of the best and most diverse talent from around the world. Equal Employment Opportunity (EEO) categories We benchmark against other firms and industry metrics to monitor and review representation across EEO categories. By disclosing our workforce data, we demonstrate the progress we are making — progress that is driven from the top down by leadership who embrace diversity and inclusion as integral to our business success. By maintaining this focus, we believe our company will be well-positioned to attract and retain diverse talent, better serve our clients and communities, and build meaningful connections among our teammates. Improvements in Key Workforce Metrics +24% increase in WOMEN in management levels 1-31 +41% increase in WOMEN in our global campus class2 +27% increase in PEOPLE OF COLOR in management levels 1-31 +50% increase in PEOPLE OF COLOR in our U.S. campus class2 Business spotlight: Merrill It is imperative that our businesses reflects the diverse markets in the communities we serve. In our wealth management business, we’ve made meaningful progress over the past several years. Today, Merrill’s senior leadership team is 50% diverse. Additionally, since 2015, we’ve seen meaningful increases in the representation of women and people of color: female representation has increased from 18% to 21%; people of color representation has increased from 16% to 23%; Black/African American representation has increased from 3% to 5%; and Hispanic/Latino representation has increased from 6% to 9%. We will continue to drive progress, which over time means a workforce that is even more reflective of the clients and communities we serve. 1 Percent increase from 2015-2019 2 Percent increase since 2009

11 2020 HUMAN CAPITAL MANAGEMENT REPORT Since 2015, we have maintained or increased workforce diversity while reducing our total headcount by 4% Management levels and managers Global and U.S. diversity1 20152 2019 % change Management levels 1-3 Women 33% 41% 24% People of Color 15% 19% 27% - Black/African American 4% 6% 50% - Hispanic/Latino 4% 5% 25% Managers Women 42% 42% - People of Color 32% 39% 22% - Black/African American 8% 9% 13% - Hispanic/Latino 11% 15% 36%

Promoting an inclusive workplace To help drive a culture of inclusion, we have developed and provide employees access to a range of programs and resources focused on building understanding and driving progress in the workplace. This year, we have built on the work we have had underway for years and have broadened how we engage our teammates on the topics of race and inclusion. Expanding our perspectives is a critical aspect of how we drive a culture of inclusion, and open dialogue can help our employees gain a greater understanding and appreciation for one another. Now more than ever, we need to be comfortable with uncomfortable conversations and deepen our understanding through self-education of people’s differences. This year, we’ve introduced new guides and toolkits, and are able to further drive conversations and help our employees be advocates and leaders during uncertain times. Through August, more than 165,000 employees have participated in more than 320 conversations in 2020 alone. We also host conversations with external partners and members of the community to discuss topics that are important to our teammates and clients. This includes a virtual conversation led by our CEO Brian Moynihan, alongside Secretary of the Smithsonian Institution Lonnie G. Bunch III, UnidosUS President and CEO Janet Murguía and National Urban League President and CEO Marc Morial to discuss racial equality and economic opportunity. In addition, our inclusion learning and development programs combine virtual and in-person discussions to connect employees at all levels across the organization. This targeted programing helps drive a culture of mutual respect and promote teamwork and positive engagement. Since 2014, we have had over 682,000 completions reaching more than 166,000 employees who voluntarily attended inclusion program sessions. Let’s Get Real…® courageous conversations: Series of organized courageous conversations and resources focused on issues impacting our communities and how open dialogue can help us all gain greater understanding and appreciation for one another Inclusion Manager Series: Provides learning opportunities to equip managers to better address bias and drive inclusion deep within their teams myD&I Development Program: Offers a series of diversity and inclusion-focused learning sessions created for individual contributors and employee network members Diversity & Inclusion Pathways: Lessons that focus on driving inclusion in the workplace and improving individual cultural competency — include resources by topics such as unconscious bias, disability, gender, LGBT+, multigenerational and culture. Resources include live virtual sessions, replays, videos, articles, web-based courses and discussion guides. Inclusion ACTion kit: Provides managers with resources to help during important decision moments when bias may creep in and impact the employee experience Team spotlight: Support Services We celebrate the diversity of our teammates and the different perspectives that help create a better and more inclusive world for all. Through Support Services, an in-house operations support and fulfillment group staffed by over 300 individuals with varying levels of developmental disabilities, employees earn competitive wages and full benefits. Now in its 30th year, Support Services provides individuals regularly facing barriers to employment the opportunity to achieve financial stability and become successful members of their communities as they make meaningful contributions to our company. 12 BANK OF AMERICA

Being accountable to our diversity commitment through our leadership councils, Employee Networks and external partnerships Diversity leadership councils We encourage peer-to-peer support through our diversity leadership councils. Our councils convene regularly to hear from our management team and external thought leaders, provide oversight of our diversity commitment, discuss strategies to improve advocacy, sponsorship and retention, address unique obstacles to career advancement and grow client relationships. Our diversity leadership councils include: Black/African-American Executive Leadership Council Hispanic-Latino Leadership Council Asian Advisory Council Investing in Women Leadership Council LGBT+ Executive Leadership Council Disability Advisory Council Military Advisory Panel Employee Networks Our leadership councils work closely with our 11 Employee Networks, comprised of 325+ chapters and more than 180,000 memberships worldwide. The Employee Networks help teammates develop leadership skills, build ties with local communities and advance diversity recruitment. Demonstrating the demand for connections, average attendance at their virtual events since the start of the coronavirus has been four times greater year-over-year. In response to the environment in 2020, our Employee Networks have offered opportunities for teammates to connect and share moments that matter, including responding to and supporting our communities globally. Through these virtual experiences, teammates formed deeper bonds and accessed a range of resources in connection with their physical and emotional wellbeing. Our Employee Networks include: Asian Leadership Network Black Professional Group Disability Action Council Hispanic/Latino Organization for Leadership and Advancement Inter-Generational Employee Network Leadership, Education, Advocacy and Development (LEAD) for Women Lesbian, Gay, Bisexual and Transgender (LGBT+) Pride Military Support and Assistance Group Multicultural Leadership Network Native American Professional Network Parents and Caregivers Network 11 Employee Networks 325+ chapters 180K+ memberships “We continue to look inward and hold ourselves accountable to increasing diversity across our ranks. These commitments build on Bank of America’s longstanding focus on racial equality and economic opportunity, and we will continue to do and say more.” CYNTHIA BOWMAN CHIEF DIVERSITY & INCLUSION AND TALENT ACQUISITION OFFICER 13 2020 HUMAN CAPITAL MANAGEMENT REPORT

External partnerships In addition to our leadership councils and Employee Networks, we reinforce our commitment to diversity and expand our impact by partnering with other organizations focused on advancing and driving inclusion in the workplace, including: Black Enterprise: Premiere business, investing and wealth building resource for African-Americans committed to programs and initiatives to develop Black women Business in the Community: The largest U.K.-based business-led membership organization dedicated to responsible business, including supporting the creation of a skilled, inclusive workforce today and for the future CEO Action for Diversity & Inclusion: The largest CEO-driven business commitment to advance diversity and inclusion in the workplace, representing more than 85 industries, all 50 U.S. states and millions of teammates globally Catalyst CEO Champions for Change: A group of over 60 CEOs pledging to advance more women into all levels of leadership Executive Leadership Council: Committed to advancing the role and contributions of Black executives and preparing the next generation of corporate leaders Hispanic Association on Corporate Responsibility: An advocacy and leadership development organization designed to advance the inclusion of Hispanics in corporate America Institute for Veterans and Military Families: Higher education’s first interdisciplinary academic institute focused on advancing the lives of the nation’s military veterans and their families Latino Corporate Director Association: Dedicated to developing, supporting and increasing the number of U.S. Latinos on corporate boards National Association of Black Accountants: Dedicated to bridging the opportunity gap for Black professionals in the accounting, finance and related business professions Out & Equal: National organization focused on creating a culture of belonging for all through LGBTQ workplace equality The Hispanic Promise: Launched in 2019 by the We Are All Human Foundation with the goal of creating a more inclusive work environment for Hispanics U.S. 30% Club: Launched in 2014, the U.S. 30% Club is comprised of CEOs and Chairs committed to developing and promoting female talent within their organizations, with a goal of achieving 30% female directors on S&P 100 boards by 2020. Women in Finance Charter in the U.K.: Launched by the U.K. government in 2016, the Women in Finance Charter aims to improve gender diversity in U.K. financial services. 14 BANK OF AMERICA

Attracting and developing exceptional talent Our employees are our most valuable resource. A key aspect of responsible growth is attracting and retaining exceptional talent from around the world. This starts with how we recruit new teammates and extends to the many ways we support their professional development and career growth. Recruiting diverse talent to our company Starting with early identification programs, we connect first- and second-year college students to opportunities across the company to equip them with the knowledge and skills to meet their full potential. Our campus programs also pair thousands of interns with leaders across the company to make an impact from the start. Our campus recruitment initiatives and partnerships are fueling a pipeline of diverse talent to our company. We hire from more than 350 universities around the world to fill internship and full-time positions, including 16 Hispanic-Serving Institutions in key locations, including Puerto Rico, and 17 Historically Black Colleges and Universities (HBCUs). Through our Africa Internship Program, we hire interns from universities in Côte d’Ivoire, Egypt, Ghana, Kenya, Nigeria, Rwanda, South Africa, Togo, Uganda and Zimbabwe. We also partner with more than 30 organizations focused on advancing diverse talent — including ALPFA (the Association of Latino Professionals for America), the National Black MBA Association, HBCU Challenge, Robert Toigo Foundation, Sponsors for Educational Opportunity, The Posse Foundation, Disability:IN and Lesbians Who Tech. In 2020, we launched our first fully virtual, eight-week summer program for 2,000+ global interns. The program focused on delivering business content, real work assignments and volunteer experiences, while maintaining an interactive, high-touch approach. Additionally, interns were aligned to one of five learning tracks that offered a broad approach to learning across our businesses. 15 2020 HUMAN CAPITAL MANAGEMENT REPORT

In 2020, we welcomed another diverse summer internship class 47% Women among global interns 54% People of Color among U.S. interns We continue to drive progress in the diversity of our future leaders, as seen through our campus hires 45% Women among campus hires 54% People of Color among campus hires In addition to early identification and campus programs, we focus on recruiting military and veterans, LGBT+, people with disabilities and individuals from low-and-moderate income (LMI) communities. Specifically, we: Support military personnel and veterans as they transition to civilian life; we surpassed our goal of hiring over 10,000 military veterans, achieving our five-year commitment, with plans to maintain hiring momentum for the future. Attract and develop LGBT+ talent through targeted partnerships with organizations such as Out & Equal Workplace Advocates, Out for Undergrad and Reaching Out Hire people with cognitive and developmental disabilities; our Support Services team is made up of over 300 employees across multiple locations. Hire and reskill individuals from low-and-moderate income (LMI) communities; since 2018, our Consumer & Small Business division has hired more than 10,000 employees from LMI neighborhoods — well ahead of our commitment to do so by 2023. 16 BANK OF AMERICA

Creating opportunities for teammates to grow and develop We recognize how important it is for employees to develop and progress in their careers. That’s why we provide a variety of resources to help teammates grow in their current roles and build new skills. Learning tools We value our teammates’ varied experiences and learning styles. Through our personalized approach, we offer learning and development programs that ensure all teammates have access to the resources they need to advance their careers: Our Learning Hub allows teammates to create personalized learning plans tailored to their roles and interests. The Hub also provides access to books, articles, courses and videos to build industry knowledge and enhance their professional skills. Through our tuition reimbursement program, we provide up to $7,500 (up to $5,250 tax-free) annually for eligible undergraduate or graduate courses and discounts at a number of universities, plus free unlimited individual academic advisory services. Leadership investment We offer a range of development programs for leaders who show potential as future business and C-level executives, including: Women’s Next Level Leadership Program: Provides assessments, strategies and tactics to help multicultural women in progressing their careers through an eight-month virtual development experience Women’s Executive Development Program: Leverages the faculty of Columbia Business School to engage, develop, retain and support the career advancement of high potential talent. The program includes assessments, virtual development sessions, leadership coaching and local market engagement opportunities. In response to the global health crisis, this program has been redesigned into a robust virtual seven-month experience. Diverse Leader Sponsorship Program: Pairs diverse rising talent with senior leader sponsors to increase the visibility and representation of diverse talent. The program includes development sessions, executive sponsorship and engagement opportunities. Accelerated Development Program: Year-long executive development program that helps accelerate the growth of top leaders through assessments and virtual learning events, as well as one-on-one coaching from an external coach To drive manager capabilities and build leadership skills, we offer resources for new and seasoned leaders, including: Manager Resources - Leading in the Current Environment: Resources developed specifically to support managers in the current health crisis, including manager guides; Manager Excellence and enterprise inclusion sessions; Manager Excellence Community blogs; virtual tech tools and resources; and weekly mindfulness sessions Manager Excellence Program: Shares practical business tips from senior leaders and industry experts, giving insight into topics that support company priorities. The regular sessions are accessible virtually or on-demand to meet participants’ preferred and global schedules. New Manager Program: Helps new or recently promoted managers build the knowledge and skills they need to successfully lead their teams. The program offers a range of interactive, tailored resources to fit managers’ needs and learning styles. Manager Excellence Consultants: Aimed at mid-level managers, HR professionals provide one-on-one coaching and virtual and in-person sessions to help managers build their skills and connect everyday decisions to enterprise priorities. In 2019, more than 90% of eligible managers voluntarily participated in some form of manager development program. In addition to our company-wide manager and executive programs, many of our lines of business have their own tailored career development programs. Line of business learning and development programs may include enterprise development content, as well as specific role-based programming. We believe developing our talent at this deeper, business-specific level is critical to ensuring our teammates are equipped with the training and skills they need to deliver innovative solutions for our clients. 17 2020 HUMAN CAPITAL MANAGEMENT REPORT

Providing pathways to new opportunities and reskilling At all levels of our company, we provide current and prospective teammates with visibility into available roles and cross-functional opportunities as they consider what’s next for their careers. In 2019, our career tools, resources and programs helped more than 21,000 teammates find new roles at our company. We’ve expanded our award winning Career Path Tool. Early research indicates that users of the tool are up to three times more likely to find their next internal opportunity. Through our internal career site, myCareer, we offer a one-stop portal for employees’ career needs, including job search capabilities and career planning tools. We also partner with Year Up and other nonprofit organizations to help individuals prepare for the challenges of first-time professional employment and a potential career with us, including those without a college education or whose life circumstances may prevent them from accessing professional employment. Additionally, through our Pathways career program, we partner with external organizations to help connect us to candidates with strong potential. Pathways participants are trained through The Academy — Bank of America’s award-winning onboarding, coaching and development organization dedicated to client-facing teammates across Consumer & Small Business, Merrill and the Private Bank. Accessed by more than 45,000 teammates annually, The Academy provides an investment in teammates from their first day so each individual can succeed and develop a long-term career at Bank of America. We also offer other programs for targeted development in specific businesses and roles. As an example, this year, we launched Credit College, which provides self-directed and virtual instructor-led training, and continue to invest in programs like Global Technology & Operations University. Helped21K+teammates find roles at our company Supported the career development of45K+ Consumer & Small Business, Merrill and Private Bank teammates annually through The Academy, our award-winning, high-tech curriculum Hired 10Kindividuals from LMI communities — well ahead of our 2023 commitment 18 BANK OF AMERICA

Employee Engagement Survey and turnover We have conducted an annual Employee Engagement Survey for nearly two decades. In 2020, more than 90% of teammates (nearly 185,000 people) participated, demonstrating our employees’ willingness to give us feedback on how we are meeting their needs. Since 2012, our Employee Engagement Index has steadily increased to record levels at 91%. We also measure an internal D&I Index1 that gives us feedback on our D&I efforts and how our teammates feel about being able to bring their whole selves to work. 1 Our Diversity and Inclusion Index measures core areas like how comfortable teammates feel sharing different opinions without fear of negative consequences, whether or not they feel they are being treated fairly, their impression of how well Bank of America has done in creating an environment where people of diverse backgrounds can succeed, and how Bank of America values the unique experiences our teammates b ring to the workplace. This index is also at record levels. As further evidence of our inclusive culture, we also continue to see an increase in teammates who feel free to speak their minds and share opinions. The results of the survey and the process of continuous improvement that ensues is discussed with the Board at least annually. Our efforts are reflecting our progress in being a great place to w ork and resulting in record engagement levels and historically low turnover across the company. Employee Engagement Survey and turnover results 19

Supporting teammates’ physical, emotional and financial wellness We are committed to supporting our teammates’ and their families’ wellbeing by offering flexible and competitive benefits. Physical wellness Our approach to physical wellness is built on the things we can do to help address health risks and manage health care costs for our teammates, including robust health and insurance benefits and wellness resources. Between current U.S.–based teammates and their families and retirees, we are responsible for providing comprehensive health, insurance and wellness benefits to nearly 400,000 people. Since 2012, there has been no increase in medical premiums for teammates earning less than $50,000. And since 2016, teammates who earn $50,000 to less than $100,000 have only seen a 2% increase. For all teammates, we vary the medical premium contribution by annual pay level, with larger company subsidies for those earning less. Also, our average contribution increases since 2012 have been at or below national health care trends. Teammates are encouraged to complete wellness activities — and receive a $500 credit to their annual medical plan premium.1 If the employee’s spouse/partner also completes these activities, this credit is increased to $1,000. More than 86% of employees and their spouses/ partners complete the wellness activities annually. 20 BANK OF AMERICA

Based on guidance from the CDC, medical boards and health authorities regarding the coronavirus, we have worked to limit the risk of exposure to support our teammates’ physical wellness. For teammates working in the office, we have provided temperature checks, conducted enhanced workplace cleanings, provided health and safety supplies (such as face masks, gloves and hand sanitizer) and installed wellness barriers. We provided washable cotton face masks to every employee’s home to help protect them and their families. We provide ongoing access to our comprehensive benefits and resources1 — many of which have been expanded in response to the coronavirus, including: no-cost coronavirus testing and related office visit charges, enhanced back-up childcare and adult care services through which teammates can secure their own back-up care without pre-approval, Teladoc® 24/7 access to general medical2 and behavioral health consultations at no cost and waived refill waiting periods for home delivery of prevention prescription medication. 1 Available to those on national bank medical plans. 2 Virtual consults with physicians also available in some countries outside the U.S. Emotional wellness Through a range of innovative, industry-leading and flexible programs and benefits, we support our teammates through everyday challenges, special moments and critical life events, including: Twenty-six weeks of parental leave — 16 weeks of which are fully paid for eligible teammates. Additionally, we offer a variety of other leave options, including personal, medical and military leaves leaves. Full-time teammates are also eligible for 20 days of paid bereavement leave after losing a spouse, partner or child. Family Planning Reimbursement program that provides teammates with the flexibility to choose reimbursement for eligible adoption, fertility and/or surrogacy expenses, up to a collective $20,000 lifetime maximum over the course of their career at the bank; a Family Support program offering expert pregnancy, fertility, egg freezing, adoption, surrogacy, infancy and postpartum support at no cost for new or future parents and their spouses or partners1; and comprehensive back-up and childcare reimbursement programs To help teammates with children who have been impacted by the health crisis, we expanded our back-up care program to include reimbursement of up to $100 a day for eligible teammates who secured their own care providers. We also provide coverage for dependents up to age 21 if the individual has special needs and is not able to care for themselves. Through September, we provided over 1.7 million days of back-up childcare for teammates and invested over $200 million in child and adult care reimbursements. Additionally, we have provided a variety of resources to support parents and caregivers as their children return to school (whether in-person or virtually), including a dedicated back-to-school site with webinars, articles, weekly tips and discounts on computers, devices and school supplies. Through our partnership with Thrive Global, we provide training for managers, plus a global expansion of training this spring for all global teammates, focusing on stress management, mindfulness, building resiliency and understanding mental health warning signs. Unlimited, confidential, free 24/7 phone access to specialists for counseling during difficult moments for teammates and eligible household members, plus six free face-to-face counseling sessions per issue No-cost consultations and counseling with Teladoc’s® behavioral health specialists for those on a bank medical plan No-cost mindfulness apps and ongoing mindfulness training for teammates Note: Specific programs vary by region. U.S. programs shown 21 2020 HUMAN CAPITAL MANAGEMENT REPORT

Financial wellness The business case for financial wellness is clear: if teammates are not financially well, there is a greater chance that they may not be physically or emotionally well either. That’s why we offer robust financial benefits focused on driving better behaviors across life priorities and the financial spectrum, including: Automatically enrolling teammates into the 401(k) plan, as we know starting to save early helps with financial planning for retirement. Based on service for eligible U.S. teammates, we make an annual contribution of 2% - 3% regardless of employee 401(k) contribution level. We also have matching contributions of up to 5% of eligible pay on a dollar-for-dollar basis. Reimbursement for eligible adoption fertility and/or surrogacy expenses up to a maximum of $20,000 throughout an employee’s career with us Financial assistance through our Employee Relief Fund for teammates who experience loss due to natural disasters or other unexpected emergency hardships. Teammates can receive up to $2,500 in relief for a qualified disaster and up to $5,000 for an emergency hardship. We also recognize some employees have been impacted by the coronavirus, such as having a spouse/partner who has lost income or their job. As a result, the Employee Relief Fund has provided grants for emergency hardships and to support basic needs. To date, the Bank of America Foundation has provided more than $6 million to employees experiencing financial hardships this year. Better Money Habits®, a free education resource helping people improve their financial wellness, through our partnership with Khan Academy Experienced independent financial counselors through our Benefits Education & Planning Center for teammates to receive free, personalized, confidential guidance to help them get the most out of their employee benefits and investment education to help them achieve their financial goals The Financial Wellness Tracker available through Benefits OnLine helps teammates assess where they are financially and connects them with personalized suggestions and company resources to improve their financial health. Charitable donations through our Employee Giving Program, including credit card and payroll contributions that can be automatically doubled with matching gifts up to a total of $5,000 per year. Each year, our teammates direct more than $70 million to communities via individual giving and our company’s matching gift program. Note: Specific programs vary by region. U.S. programs shown. 22 BANK OF AMERICA

Supporting our employees

Life Event Services (LES) is an internal, highly specialized group that provides personalized support for major life events, including connecting employees to resources, benefits and counseling. In response to the current global health crisis, LES has assisted teammates impacted by the coronavirus. Since its inception, LES has supported teammates through more than 140,000 moments that matter for needs related to the following areas:

Leave of absence
support for employees who need assistance with a complex leave or guidance with a leave-related issue

Terminal illness
support for terminally ill employees and their family members

Domestic violence
support and connections to resources for employees impacted by domestic violence

Retirement
support for employees who are preparing for retirement

Medical accommodations
support for employees who need workplace accommodations

Transgender and gender identity
support for employees transitioning in the workplace and connections to relevant benefits and resources

Survivor
support for managers, employees and retirees who experience the loss of a loved one

Critical event
support for employees who are personally impacted by an event such as a natural disaster, violence or house fire

Military
support for our military employees and families as they join the bank, relocate or take military leave

"When the coronavirus began, I had to take a couple months off from work for my health and safety. In working through that with my manager, I was referred to Life Event Services. The people I spoke with were amazing. Everyone was helpful, and they connected me to everything I needed — to get tested for the virus, make sure my benefits and pay were not interrupted and more. I would 100% refer my colleagues to Life Event Services. My case manager was personable, respectful and concerned, and I truly appreciate her."

BANK OF AMERICA EMPLOYEE

2020 HUMAN CAPITAL MANAGEMENT REPORT 23

Recognizing and rewarding performance Our strong pay-for-performance philosophy rewards long-term, sustainable results. Equal pay for equal work We are committed to equal pay for equal work through our pay-for-performance philosophy. We maintain robust policies and practices that reinforce equal pay for equal work, including reviews with oversight from our Board and senior leaders. For over a decade, we have conducted analyses with outside experts to examine individual employee pay before year-end compensation decisions are finalized, and we adjust compensation where appropriate. We also have a standard U.S. practice that restricts the solicitation of compensation information from candidates during our hiring process. This helps ensure that we consider new hires for their individual qualifications and roles, rather than how they may have been previously compensated. Equal Pay for Equal Work Commitments Board and senior leader oversight Annual analysis from outside experts Compensation adjustments, where appropriate Analysis expanded into additional geographies Fair hiring practices, including pay inquiry restrictions in the U.S. 24 BANK OF AMERICA

We realize that there are various metrics related to the topic of pay equity, and we have consulted with external experts regarding the most appropriate analysis to support our commitment to diversity and inclusion progress and measurement. In consideration of this advice and the size of our company, we believe our equal pay for equal work analysis is the most appropriate measure at this time. We believe our pay-for-performance approach — combined with our focus on workforce representation — will continue driving the advancement and representation of women and people of color in our company. In 2019, we continued to enhance our efforts to compensate our employees fairly and equitably. We expanded our review from our regional leadership hubs (U.S., U.K., France, Ireland, Hong Kong and Singapore) to include India. Results of this equal pay for equal work review showed: Compensation received by women is on average greater than 99% of that received by men. In the U.S., compensation received by people of color is on average greater than 99% of that received by non-people of color teammates. Our strategy, programs and actions are guided by our commitment to be a leader in the solution for equal pay for equal work, contributing to the advancement of women and people of color both within our workforce and in society as a whole. Competitive compensation We pay our teammates fairly based on market rates for their roles, experience and how they perform, and we regularly benchmark against other companies both within and outside our industry to help ensure our pay is competitive. We are an industry leader in establishing an internal minimum rate of pay above all mandated minimums for our U.S. hourly teammates, and have made regular increases over the past several years. Our minimum hourly wage for U.S. teammates was raised to $20 in the first quarter of 2020, more than one year earlier than planned. Over the past three years, we have awarded $1.6 billion in special compensation awards to approximately 95% of our teammates in recognition of eff orts in driving responsible growth. +77% Minimum pay increase since 2010 from $11.30/hr to $20/hr $20 Bank of America minimum wage effective Q1 2020 We have invested $1.6B through special compensation awards to approximately 95% of our teammates across the globe over the past three years 25 2020 HUMAN CAPITAL MANAGEMENT REPORT

Recognition We’re honored to be recognized by organizations and media around the world for our efforts to be a great place to work. In 2020, Fortune named us as one of the 100 best companies to work for, one of the best big companies to work for and one of the best workplaces for women. In addition, Euromoney awarded us the North America Excellence in Leadership award for our response to the coronavirus, and Forbes named us as one of 25 companies on their 2020 Corporate Responders list in recognition of our work through the health crisis. Fortune Best Workplaces for Diversity (2019) Best Workplaces for Parents (2019) 100 Best Companies to Work For (2020) Best Big Companies to Work For (2020) only financial services company recognized two years in a row Best Workplaces for Women (2020) Best Workplaces in Financial Services & Insurance (2020) Change the World (2020) Top Global Bank Euromoney World’s Best Bank for Corporate Responsibility (2020) Excellence in Leadership — North America (2020) Best Digital Bank — North America (2020) Best Bank for Transaction Services — North America and Latin America (2020) Best Bank for Small and Medium-Sized Enterprises — North America (2020) LinkedIn 50 Top Companies in the U.S. (2019) top ranking financial institution Working Mother 100 Best Companies 32 consecutive years Best Companies for Multicultural Women (2020) Best Companies for Dads (2020) ranked No. 1 Diversity Best Practices Inclusion Index (2020) Forbes World’s Best Employers (2019) Corporate Responders (2020) Investing in Women Initiative Catalyst Award Winner (2019) Bloomberg Gender-Equality Index (2019) RateMyPlacement 100 Undergraduate Employers (2019-2020) PEOPLE Magazine Companies that Care (2020) Diversity MBA Magazine 50 Out Front: Best Places for Women & Diverse Managers to Work (2020) JUST Capital America’s Most JUST Companies (2020) JUST 100 (2020) Military Times Best for Vets: Employers (2020) ranked No. 6 U.S. Veterans Magazine Top Veteran-Friendly Company (2020) UK Armed Forces Covenant Employer Recognition Scheme Gold Award (2016-2020) Stonewall UK Workplace Equality Index (2020) ranked No. 28 Disability:IN and the American Association of People with Disabilities Disability Equality Index (2020) Equileap U.S. and Global Gender Equality Reports (2019) named the leading company in U.S. for gender equality Fatherly Certified Best Place to Work for Dads (2019) Dave Thomas Foundation for Adoption 100 Best Adoption-Friendly Workplace (2019) Global Finance Magazine Best Bank in the World (2019) Best Bank in the United States (2020) Best Bank in North America (2020) Best Consumer Digital Bank in the United States (2020) LATINA Style Company of the Year (2020) Top 50 Best Companies for Latinas to Work for in the U.S. 21 years NAFE Top Companies for Executive Women 12 years Asiamoney Best Bank for Corporate Social Responsibility in Japan (2019) Employee Benefits Best Benefits to Support Work Life Balance (2019) Stevie Awards 9 Awards for Great Employers (2020) Brandon Hall 25 Human Capital Management Excellence Awards (2020) 26 BANK OF AMERICA

APPENDIX

Equal Employment Opportunity (EEO) diversity statistics

2019 EEO Table (by number of teammates)

U.S. employee diversity in 2019									
Job Category	Gender	White	Black/ African American	Hispanic/ Latino	Asian	American Indian/ Alaskan Native	Native Hawaiian/ Other Pacific Islander	Two or more races	Total by gender
Executive/Sr. level officials and managers	Male	2,234	108	116	259	6	0	27	2,750
	Female	1,148	93	70	114	5	0	11	1,441
	Total	3,382	201	186	373	11		38	4,191
First/Mid-level officials & managers	Male	7,432	837	1,384	1,720	31	32	170	11,606
	Female	7,121	1,354	1,665	1,104	43	30	191	11,508
	Total	14,553	2,191	3,049	2,824	74	62	361	23,114
Professionals	Male	26,404	2,338	2,777	6,507	101	91	661	38,879
	Female	13,450	2,407	1,865	4,393	87	69	392	22,663
	Total	39,854	4,745	4,642	10900	188	160	1,053	61,542
All other	Male	11,238	4,138	7,380	2,893	88	116	748	26,601
	Female	21,923	11,210	15,433	5,101	237	244	1,420	55,568
	Total	33,161	15,348	22,813	7,994	325	360	2,168	82,169
Totals	Male	47,308	7,421	11,657	11,379	226	239	1,606	79,836
	Female	43,642	15,064	19,033	10,712	372	343	2,014	91,180
	Total	90,950	22,485	30,690	22,091	598	582	3,620	171,016

2020 HUMAN CAPITAL MANAGEMENT REPORT 27

2019 EEO Table (by percentage of teammates)

U.S. employee diversity in 2019

Job Category	Gender	White	Black/ African American	Hispanic/ Latino	Asian	American Indian/ Alaskan Native	Native Hawaiian/ Other Pacific Islander	Two or more races	Total by gender
Executive/Sr. level officials and managers	Male	53.3%	2.6%	2.8%	6.2%	0.1%	0.0%	0.6%	65.6%
	Female	27.4%	2.2%	1.7%	2.7%	0.1%	0.0%	0.3%	34.4%
	Total	80.7%	4.8%	4.4%	8.9%	0.3%	0.0%	0.9%	
First/Mid-level officials & managers	Male	32.2%	3.6%	6.0%	7.4%	0.1%	0.1%	0.7%	50.2%
	Female	30.8%	5.9%	7.2%	4.8%	0.2%	0.1%	0.8%	49.8%
	Total	63.0%	9.5%	13.2%	12.2%	0.3%	0.3%	1.6%	
Professionals	Male	42.9%	3.8%	4.5%	10.6%	0.2%	0.1%	1.1%	63.2%
	Female	21.9%	3.9%	3.0%	7.1%	0.1%	0.1%	0.6%	36.8%
	Total	64.8%	7.7%	7.5%	17.7%	0.3%	0.3%	1.7%	
All other	Male	13.7%	5.0%	9.0%	3.5%	0.1%	0.1%	0.9%	32.4%
	Female	26.7%	13.6%	18.8%	6.2%	0.3%	0.3%	1.7%	67.6%
	Total	40.4%	18.7%	27.8%	9.7%	0.4%	0.4%	2.6%	
Totals	Male	27.7%	4.3%	6.8%	6.7%	0.1%	0.1%	0.9%	46.7%
	Female	25.5%	8.8%	11.1%	6.3%	0.2%	0.2%	1.2%	53.3%
	Total	53.2%	13.1%	17.9%	12.9%	0.3%	0.3%	2.1%	

28 BANK OF AMERICA

2020 Bank of America Management Team

© 2020 Bank of America Corporation 00-04-1378B 10/2020